Exhibit 99.1

Abbott Reports 16.1 Percent Sales Growth in Fourth Quarter

—   Worldwide Pharmaceutical Sales Increased 18.7 Percent   —

—   Worldwide Medical Products Sales Increased 11.5 Percent   —

—   Company Issues 2008 EPS Guidance   —

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502

ABBOTT PARK, Ill., Jan. 23, 2008 — Abbott today announced financial results for the fourth quarter ended Dec. 31, 2007.

•                  Diluted earnings per share, excluding specified items, were $0.93, within Abbott’s previously announced guidance range of $0.91 to $0.93. Diluted earnings per share under Generally Accepted
Accounting Principles (GAAP) were $0.77.

•                  Worldwide sales in the fourth quarter increased 16.1 percent to $7.2 billion, including a favorable 4.5 percent effect of exchange rates. For the full-year 2007, worldwide sales increased 15.3 percent to
$25.9 billion, including a favorable 3.2 percent effect of exchange rates.

•                  U.S. pharmaceutical sales increased 16.6 percent and international pharmaceutical sales increased
21.3 percent, driven by double-digit growth in HUMIRA®, Kaletra® and TriCor®, and including
$179 million of Niaspan® sales. HUMIRA achieved full-year worldwide sales in excess of $3 billion in 2007 and the company forecasts global sales for HUMIRA of approximately $4 billion in 2008.

•                  Worldwide medical products sales increased 11.5 percent, driven by 15.2 percent growth in worldwide
Diabetes Care sales and 16.4 percent growth in international diagnostics sales.

•                  Worldwide nutritional products sales were led by 26.2 percent growth in international nutritionals, with continued strong performance in key emerging growth markets.

“The strength and balance of Abbott’s broad mix of businesses helped us to deliver another year of consistent performance,” said Miles D. White, chairman and chief executive officer, Abbott. “Both our sales and earnings per share increased double digits. Given the leadership positions of our major businesses, and the new products launching over the next year, we expect another year of strong results in 2008.”

The following is a summary of fourth-quarter 2007 sales.

Sales Summary — Quarter Ended 12/31/07	4Q07 ($ millions)	% Change vs. 4Q06		Impact of Exchange on % Change

Total Sales	$7,221	16.1		4.5

Total U.S. Sales	$3,591	10.6		—

Total International Sales	$3,630	22.1		9.5

Worldwide Pharmaceutical Sales	$4,197	18.7		4.6

U.S. Pharmaceuticals	$2,306	16.6		—

International Pharmaceuticals	$1,891	21.3		10.4

Worldwide Nutritional Sales	$1,187	11.2	(a)	2.8

U.S. Nutritionals	$616	0.2	(a)	—

International Nutritionals	$571	26.2		6.6

Worldwide Diagnostics Sales(b)	$859	12.8		6.8

U.S. Diagnostics	$213	3.0		—

International Diagnostics	$646	16.4		9.4

Worldwide Vascular Sales	$417	7.2		4.4

U.S. Vascular	$196	(12.8)		—

International Vascular	$221	34.3		10.3

Other Sales(c)	$561	21.2		4.3

(a)   Reflects the impact of the completion of the U.S. co-promotion of Synagis in 2006. Excluding the U.S. sales of Synagis in 2006,
                        Worldwide Nutritional Sales increased 17.8 percent and U.S. Nutritional Sales increased 11.0 percent.

(b)   Includes sales from the molecular diagnostics and core laboratory diagnostics businesses, which includes point of care.

(c)   Includes sales from diabetes, bulk pharmaceuticals, spine and animal health businesses.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of sales for the full-year 2007.

Sales Summary —Twelve Months Ended 12/31/07	FY07 ($ millions)	% Change vs. FY06		Impact of Exchange on % Change

Total Sales	$25,914	15.3		3.2

Total U.S. Sales	$12,874	12.0		—

Total International Sales	$13,040	18.8		6.6

Worldwide Pharmaceutical Sales	$14,632	18.0		3.3

U.S. Pharmaceuticals	$7,806	19.2		—

International Pharmaceuticals	$6,826	16.8		7.0

Worldwide Nutritional Sales	$4,388	1.7	(a)	1.7

U.S. Nutritionals	$2,348	(9.4)	(a)	—

International Nutritionals	$2,040	18.4		4.4

Worldwide Diagnostics Sales(b)	$3,158	11.1		4.7

U.S. Diagnostics	$820	2.6		—

International Diagnostics	$2,338	14.4		6.5

Worldwide Vascular Sales	$1,663	53.8		3.1

U.S. Vascular	$863	33.5		—

International Vascular	$800	83.9		7.7

Other Sales(c)	$2,073	12.5		3.6

(a)   Reflects the impact of the completion of the U.S. co-promotion of Synagis in 2006. Excluding the U.S. sales of Synagis in 2006,
                        Worldwide Nutritional Sales increased 11.3 percent and U.S. Nutritional Sales increased 5.7 percent.

(b)   Includes sales from the molecular diagnostics and core laboratory diagnostics businesses, which includes point of care.

(c)   Includes sales from diabetes, bulk pharmaceuticals, spine and animal health businesses.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s fourth-quarter 2007 sales for selected products.

		Percent		Percent			Percent
Quarter Ended 12/31/07 (dollars in millions)	U.S. Sales	Change vs. 4Q06	Rest of World	Change vs. 4Q06		Global Sales	Change vs. 4Q06
Pharmaceutical Products
HUMIRA	$527	42.8	$427	70.4	(a)	$954	53.9
Depakote	$435	13.4	$26	25.8		$461	14.0
TriCor	$392	20.5	—	—		$392	20.5
Kaletra	$153	11.1	$218	37.4	(b)	$371	25.2
Biaxin (clarithromycin)	$16	(71.7)	$184	2.3	(c)	$200	(15.2)
Ultane/Sevorane	$50	(13.6)	$150	9.7	(d)	$200	2.8
Niaspan	$179	n/a	—	—		$179	n/a
Synthroid	$132	15.5	$21	22.2		$153	16.4

Nutritional Products
Pediatric Nutritionals	$325	10.8	$302	30.5		$627	19.5
Adult Nutritionals	$280	10.5	$270	21.7	(e)	$550	15.7

Medical Products
Abbott Diabetes Care	$134	(0.3)	$200	28.7	(f)	$334	15.2
Coronary Stents	$77	27.5	$106	61.6		$183	45.2
Other Coronary	$63	(29.0)	$80	13.5		$143	(10.1)
Endovascular	$56	(25.3)	$35	23.4		$91	(11.9)

(a) Without the positive impact of exchange of 16.9 percent, HUMIRA sales increased 53.5 percent internationally.

(b) Without the positive impact of exchange of 10.3 percent, Kaletra sales increased 27.1 percent internationally.

(c) Without the positive impact of exchange of 8.1 percent, clarithromycin sales decreased 5.8 percent internationally.

(d) Without the positive impact of exchange of 9.3 percent, Sevorane sales increased 0.4 percent internationally.

(e) Without the positive impact of exchange of 7.4 percent, Adult Nutritionals sales increased 14.3 percent internationally.

(f)  Without the positive impact of exchange of 11.6 percent, Abbott Diabetes Care sales increased 17.1 percent internationally.

n/a = Percent change is not applicable due to the acquisition of Niaspan in the fourth-quarter 2006.

The following is a summary of sales for the full-year 2007 for selected products.

		Percent		Percent			Percent
Twelve Months Ended 12/31/07 (dollars in millions)	U.S. Sales	Change vs. FY06	Rest of World	Change vs. FY06		Global Sales	Change vs. FY06
Pharmaceutical Products
HUMIRA	$1,651	40.4	$1,413	62.9	(a)	$3,064	49.9
Depakote	$1,480	20.3	$95	21.7		$1,575	20.4
Kaletra	$538	5.0	$787	26.3	(b)	$1,325	16.7
TriCor	$1,218	16.2	—	—		$1,218	16.2
Ultane/Sevorane	$200	(23.4)	$559	3.9	(c)	$759	(5.0)
Biaxin (clarithromycin)	$36	(75.9)	$688	3.5	(d)	$724	(11.2)
Niaspan	$658	n/a	—	—		$658	n/a
Synthroid	$458	(2.7)	$75	17.2		$533	(0.3)

Nutritional Products
Pediatric Nutritionals	$1,233	9.4	$1,093	21.6		$2,326	14.8
Adult Nutritionals	$1,077	1.9	$947	14.9	(e)	$2,024	7.6

Medical Products
Abbott Diabetes Care	$553	1.3	$696	18.0	(f)	$1,249	9.9
Coronary Stents	$306	n/m	$366	n/m		$672	n/m
Other Coronary	$300	13.0	$304	59.8		$604	32.5
Endovascular	$257	0.8	$130	42.9		$388	11.9

(a) Without the positive impact of exchange of 13.2 percent, HUMIRA sales increased 49.7 percent internationally.

(b) Without the positive impact of exchange of 7.8 percent, Kaletra sales increased 18.5 percent internationally.

(c) Without the positive impact of exchange of 6.2 percent, Sevorane sales decreased 2.3 percent internationally.

(d) Without the positive impact of exchange of 5.0 percent, clarithromycin sales decreased 1.5 percent internationally.

(e) Without the positive impact of exchange of 4.9 percent, Adult Nutritionals sales increased 10.0 percent internationally.

(f)  Without the positive impact of exchange of 8.4 percent, Abbott Diabetes Care sales increased 9.6 percent internationally.

n/a = Percent change is not applicable due to the acquisition of Niaspan in the fourth-quarter 2006.

n/m = Percent change is not meaningful.

Business Highlights

•                  HUMIRA® Approved for Psoriasis in United States and Europe — Abbott recently received European and U.S. regulatory approval for HUMIRA for the treatment of moderate to severe plaque psoriasis. Psoriasis, the fifth indication approved for HUMIRA, affects 125 million people worldwide. The launch of the psoriasis indication is now underway.

•                  Kaletra® Approved for Pediatric Use — In November, Abbott received U.S. Food and Drug Administration (FDA) approval for a new lower-strength tablet formulation of its leading HIV protease inhibitor. Kaletra is the only co-formulated protease inhibitor tablet approved for use in children. The lower-strength formulation is under active review in Europe and upon approval, Abbott intends to register this formulation broadly around the world. More than 2 million children worldwide are living with HIV/AIDS.

•                  Fourth-Quarter Product Submissions — During the quarter, Abbott completed the FDA submissions of two pharmaceutical therapies, ABT-335 and controlled-release Vicodin®. ABT-335 is a next-generation fenofibrate to treat triglycerides. Controlled-release Vicodin is an extended-release formulation of the pain medication Vicodin. Also in the fourth quarter, TAP, Abbott’s joint venture with Takeda Pharmaceutical, announced the FDA submission of TAK-390MR, a new proton pump inhibitor, to treat digestive disorders.

•                  Simcor® Data Presented at American Heart Association Conference — In November, Abbott presented data on Simcor, Abbott’s fixed-dose combination of Niaspan® and simvastatin currently under FDA regulatory review. Data demonstrated Simcor is effective at lowering non-HDL cholesterol while demonstrating improvements on other key lipids, such as LDL “bad” and HDL “good” cholesterol and triglycerides.

•                  XIENCETM V Receives Recommendation for Approval — In November, the Circulatory System Devices Advisory Panel to the FDA recommended approval for the XIENCE V drug-eluting stent. XIENCE V is the first drug-eluting stent to demonstrate superiority to another drug-eluting stent in the primary endpoint of in-segment late loss in a randomized controlled head-to-head trial. Additionally, XIENCE V showed clinical superiority in the safety and efficacy endpoint of major adverse cardiac events (MACE).

•                  Fully-Automated Blood Screening Test Approved — In January, Abbott announced FDA approval of its first fully-automated blood screening test for the human T-lymphotropic virus type I and II (HTLV-I and HTLV-II) for use on the ABBOTT PRISM® instrument. These viruses are associated with several diseases including human T-cell leukemia and neurological disorders. ABBOTT PRISM also includes four hepatitis tests and is used in more than 30 countries.

Abbott issues earnings-per-share outlook for 2008

Abbott is announcing earnings-per-share guidance of $3.20 to $3.25 for the full-year 2008 and earnings-per-share guidance for the first-quarter 2008 of $0.61 to $0.63, both excluding specified items.

Abbott forecasts specified items for the full-year 2008 of approximately $0.08 per share, primarily associated with previously announced cost reduction initiatives. Including specified items, projected earnings per share under GAAP would be $3.12 to $3.17 for the full-year 2008.

Abbott forecasts specified items for the first-quarter 2008 of approximately $0.03 per share, primarily associated with previously announced cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $0.58 to $0.60 for the first-quarter 2008.

Abbott declares quarterly dividend

On Dec. 14, 2007, the board of directors of Abbott declared the company’s quarterly common dividend of 32.5 cents per share. The cash dividend is payable Feb. 15, 2008, to shareholders of record at the close of business on Jan. 15, 2008. This marks the 336th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2006, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2007 and 2006

(unaudited)

	2007	2006	Percent Change
Net Sales	$7,221,351,000	$6,217,969,000	16.1
Cost of products sold	3,161,680,000	2,865,612,000	10.3
Research and development	662,401,000	596,167,000	11.1
Acquired in-process and collaborations research & development	—	1,307,000,000	n/m
Selling, general and administrative	1,879,269,000	1,703,112,000	10.3
Total Operating Cost and Expenses	5,703,350,000	6,471,891,000	(11.9)

Operating earnings (loss)	1,518,001,000	(253,922,000)	n/m

Net interest expense	101,145,000	89,261,000	13.3
Net foreign exchange (gain) loss	(1,061,000)	10,803,000	n/m

(Income) from TAP Pharmaceutical Products Inc. joint venture	(121,574,000)	(118,528,000)	2.6
Other (income) expense, net	56,566,000	6,642,000	n/m	1)
Earnings (loss) before taxes	1,482,925,000	(242,100,000)	n/m
Taxes on earnings	279,898,000	234,114,000	19.6

Net Earnings (Loss)	$1,203,027,000	$(476,214,000)	n/m

Net Earnings Excluding Specified Items, as described below	$1,452,565,000	$1,152,965,000	26.0	2)

Diluted Earnings (Loss) Per Common Share	$0.77	$(0.31)	n/m

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.93	$0.75	24.0	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,562,664,000	1,533,489,000

1) Other (income) expense, net in 2007 and 2006 is primarily associated with adjustments related to Abbott’s ownership of Boston Scientific stock. These items have been reflected as specified items in both periods as discussed in Q&A Answer 6.

2) 2007 Net Earnings Excluding Specified Items excludes after-tax charges of $42 million, or $0.03 per share, for acquisition integration, $34 million, or $0.02 per share, for fair-value loss adjustments related to Boston Scientific stock, $26 million, or $0.02, for write-down of Omnicef inventory and $148 million, or $0.09 per share, for cost reduction initiatives and other.

2006 Net Earnings Excluding Specified Items excludes after-tax charges of $1.3 billion, or $0.85 per share, for acquired in-process and collaborations research and development primarily related to the Kos acquisition, $60 million, or $0.04 per share, for acquisition integration, $74 million, or $0.05 per share, primarily for costs associated with an asset impairment related to the generic introduction of Biaxin XL, $69 million, or $0.04 per share, for litigation associated with the settlement of an intellectual property matter and $126 million, or $0.08 per share, for costs associated with cost reduction initiatives and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Year Ended December 31, 2007 and 2006

(unaudited)

	2007	2006	Percent Change
Net Sales	$25,914,238,000	$22,476,322,000	15.3
Cost of products sold	11,422,046,000	9,815,147,000	16.4
Research and development	2,505,649,000	2,255,271,000	11.1
Acquired in-process and collaborations research & development	—	2,014,000,000	n/m
Selling, general and administrative	7,407,998,000	6,349,685,000	16.7
Total Operating Cost and Expenses	21,335,693,000	20,434,103,000	4.4

Operating earnings	4,578,545,000	2,042,219,000	124.2

Net interest expense	456,390,000	292,347,000	56.1
Net foreign exchange (gain) loss	14,997,000	28,441,000	(47.3)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(498,016,000)	(475,811,000)	4.7
Other (income) expense, net	135,526,000	(79,128,000)	n/m	1)
Earnings before taxes	4,469,648,000	2,276,370,000	96.3
Taxes on earnings	863,334,000	559,615,000	54.3

Net Earnings	$3,606,314,000	$1,716,755,000	110.1

Net Earnings Excluding Specified Items, as described below	$4,429,146,000	$3,880,826,000	14.1	2)

Diluted Earnings Per Common Share	$2.31	$1.12	106.3

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$2.84	$2.53	12.3	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,560,057,000	1,536,724,000

1) Other (income) expense, net in 2007 and 2006 is primarily associated with adjustments related to Abbott’s ownership of Boston Scientific (BSX) stock. 2007 also includes realized gains on the sales of the BSX stock. These items have been reflected as specified items in both periods.

2) 2007 Net Earnings Excluding Specified Items excludes after-tax charges of $206 million, or $0.13 per share, for acquisition integration, $92 million, or $0.06 per share, for a contract termination, $75 million, or $0.05 per share, for fair-value loss adjustments, net of realized gains, related to Boston Scientific stock, $60 million, or $0.04 per share, for write-down of Omnicef inventory, $17 million, or $0.01 per share, for transaction and separation costs relating to the terminated sale of the core laboratory diagnostics business, and $373 million, or $0.24 per share, for cost reduction initiatives and other.

2006 Net Earnings Excluding Specified Items excludes after-tax charges of $1.7 billion, or $1.13 per share, for acquired in-process and collaborations research and development, $141 million, or $0.09 per share, for cost reduction initiatives, $220 million, or $0.14 per share, for integration activities and other primarily related to the Guidant acquisition, $74 million, or $0.05 per share, primarily for costs associated with an asset impairment related to the generic introduction of Biaxin XL, $70 million, or $0.05 per share, for costs associated with Abbott’s decision to discontinue the commercial development of the ZoMaxx drug-eluting stent, $69 million, or $0.04 per share, for litigation costs associated with the settlement of an intellectual property matter and $53 million, or $0.04 per share, for a philanthropic contribution to the Abbott Fund.  These specified items were partially offset by an after-tax gain of ($70 million), or ($0.04) per share, for fair-value adjustments for the gain-sharing aspect of the Boston Scientific stock purchase and a favorable adjustment to tax expense of ($132 million), or ($0.09) per share, as a result of the resolution of prior years’ tax audits.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the 18.7 percent worldwide pharmaceutical sales growth?

A1)                            U.S. pharmaceutical sales growth of 16.6 percent was led by strong performance across several major brands. HUMIRA increased more than 40 percent as market demand continued to grow across the rheumatology, dermatology and gastroenterology segments. The launch of the Crohn’s indication is proceeding well, with HUMIRA market share exceeding 30 percent in less than a year since launch. Abbott’s lipid franchise also performed well in the quarter, with strong sales of Niaspan and TriCor. U.S. pharmaceutical sales increased in the quarter despite a decline in Omnicef sales due to generic competition.

International pharmaceutical sales increased 21.3 percent during the quarter, including a 10.4 percent favorable impact from exchange. International growth was driven by HUMIRA, which grew 70.4 percent, and Kaletra, which grew 37.4 percent, based on the continued strength of the international launch of Kaletra tablets.

Q2)                           What drove the double-digit growth in global nutritionals and medical products sales?

A2)                            Global Nutritional sales performance was led by 26.2 percent growth in international nutritionals, including a 6.6 percent favorable impact from exchange, with continued strong growth in Latin American and Asian markets. Excluding the impact of Synagis, U.S. nutritional sales increased 11.0 percent, driven by 10.8 percent growth in pediatric nutritional sales.

Medical products sales growth of 11.5 percent was led by global Diabetes Care sales, which increased 15.2 percent. In addition, the core laboratory diagnostics business grew 11.0 percent and point of care sales were up 26.2 percent. Abbott Vascular achieved sales of more than $400 million, up 7.2 percent. This performance was driven by international sales of XIENCE V and continued growth in bare metal stents, partially offset by other coronary sales, reflecting lower third-party catheter sales due to a decline in the percutaneous coronary intervention (PCI) market. In addition, Abbott Molecular sales increased 26.3 percent this quarter.

Q3)                           What drove R&D and SG&A spending in the quarter?

A3)                            The company is on track for five major new product launches in 2008. This level of late-stage pipeline activity has been supported by increased R&D and SG&A spending.

R&D investment reflects continuing progress in our pharmaceutical and medical products pipelines, including new HUMIRA indications; ABT-874, our anti-IL-12/23 therapy in Phase III development; controlled-release Vicodin; and, XIENCE V, our next generation drug-eluting stent, as well as several promising Phase I and Phase II clinical programs in neuroscience and oncology.

SG&A expense included new and ongoing promotional initiatives, including spending to support the launch of new indications for HUMIRA, the international launch of XIENCE V, and preparation for five major product launches in 2008.

Questions & Answers (continued)

Q4)         How does the fourth-quarter gross margin profile compare to the prior year?

A4)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	4Q07			4Q06
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,162	$4,060	56.2%	$2,866	$3,352	53.9%
Adjusted for specified items:
Asset impairment	—	—	—	$(98)	$98	1.6%
Omnicef inventory write-down	$(33)	$33	0.5%	—	—	—
Litigation settlement	—	—	—	$(90)	$90	1.4%
Cost reduction initiatives and other	$(118)	$118	1.6%	$(140)	$140	2.3%
As adjusted	$3,011	$4,211	58.3%	$2,538	$3,680	59.2%

The comparison of the 2007 adjusted gross margin ratio of 58.3 percent to 2006 was impacted by the reduction in the contribution from Synagis in the United States, generic competition for Omnicef, and higher commodity costs in our nutritionals business.

Q5)         Why did Net Interest Expense increase from the prior year?

A5)                            Net Interest Expense increased over the prior year primarily as a result of debt related to the Kos Pharmaceuticals acquisition.

Questions & Answers (continued)

Q6)         How did specified items affect reported results?

A6)                            Specified items impacted fourth-quarter results as follows (dollars in millions, except earnings-per-share data):

	4Q07			4Q06
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$1,483	$1,203	$0.77	($242)	($476)	($0.31)
Adjusted for specified items:
Acquired in-process and collaborations R&D	—	—	—	$1,307	$1,300	$0.85
Asset impairment	—	—	—	$98	$74	$0.05
Acquisition integration	$52	$42	$0.03	$79	$60	$0.04
Omnicef inventory write-down	$33	$26	$0.02	—	—	—
Fair-value adjustments for BSX stock and gain on financial instruments	$53	$34	$0.02	$6	$4	—
Litigation settlement	—	—	—	$90	$69	$0.04
Cost reduction initiatives and other	$183	$148	$0.09	$155	$122	$0.08
As adjusted	$1,804	$1,453	$0.93	$1,493	$1,153	$0.75

                                                Acquisition integration relates to costs associated with the acquisitions of Guidant Vascular and Kos Pharmaceuticals. The Omnicef inventory write-down relates to an adjustment due to the generic introduction of Omnicef. Also, in accordance with SFAS 159, Abbott’s investment in BSX stock is being accounted for at fair value. Changes in the fair value are reflected in the income statement and tracked as a specified item, along with any related realized gains/losses on disposition of this stock. Cost reduction initiatives and other relate primarily to continuing efforts to improve efficiencies in our global manufacturing operations. This includes the fourth-quarter actions to streamline operations in our vascular business as a result of improved manufacturing efficiencies and a decline in the percutaneous coronary intervention (PCI) market. These actions included the closure of the former ZoMaxx drug-eluting stent manufacturing facility and other manufacturing related reductions.

Questions & Answers (continued)

Q6)         How did specified items affect reported results? (continued)

A6)                            (continued)

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	4Q07
	Cost of Products Sold	R&D	SG&A	Other (Income)/ Expense
As reported	$3,162	$662	$1,879	$56
Adjusted for specified items:
Omnicef inventory write-down	$33	—	—	—
Acquisition integration	$12	$3	$37	—
Fair-value adjustments for BSX stock	—	—	—	$53
Cost reduction initiatives and other	$106	$23	$54	—
As adjusted	$3,011	$636	$1,788	$3

Q7)         What was the tax rate in the quarter?

A7)                            In line with the previous forecast, the tax rate this quarter, excluding specified items, was 19.5 percent. The reconciliation of the tax rate for the quarter is provided below:

	4Q07
	Pre-tax Income	Income Tax	Tax Rate

As reported	$1,483	$280	18.9%
Specified items	$321	$71	22.4%
Excluding specified items	$1,804	$351	19.5%

Q8)                           How did the TAP joint venture perform this quarter?

A8)                            Income from the TAP joint venture was in line with previous forecasts. Prevacid sales were $550 million and Lupron sales were $171 million.

Questions & Answers (continued)

Q9)                           What are some near-term opportunities in Abbott’s pipeline?

A9)                            Abbott has a number of promising late-stage programs in its pharmaceutical and medical products pipeline, including:

•                  HUMIRA

o        Psoriasis — Launched in Europe and the United States in the first quarter of 2008.

o        Juvenile RA — Submitted for regulatory approval in May of last year.

o        Ulcerative colitis — Currently in Phase III development.

•                  XIENCE V Drug-Eluting Stent (DES) — In the fourth quarter, the Circulatory System Devices Advisory Panel to the U.S. Food and Drug Administration (FDA) recommended approval for the XIENCE V drug-eluting stent.

•                  Controlled-release Vicodin — A controlled-release form of Abbott’s pain brand, Vicodin, was submitted for U.S. regulatory approval in the fourth quarter of 2007.

•                  Simcor — Simcor, a combination therapy to address both HDL and LDL cholesterol, was submitted for FDA approval in April of last year. Phase III Simcor data were presented at the American Heart Association meeting in November 2007.

•                  ABT-335 — Abbott’s next-generation fenofibrate was submitted for U.S. regulatory approval in the fourth quarter of 2007. In addition, ABT-335 is part of the fixed-dose combination with Crestor that is in Phase III development.

•                  ABT-874 — In Immunology, Abbott’s anti-IL-12/23 biologic, ABT-874, has demonstrated promising results in early studies for Crohn’s disease and psoriasis. The company moved ABT-874 into Phase III development for psoriasis in December 2007.

•                  Flutiform — A combination asthma treatment in Phase III development, Flutiform is expected to be submitted for U.S. regulatory approval in the second half of 2008. Abbott will promote the product in the United States.

•                  Diabetes Care Pipeline — FreeStyle Freedom Lite was successfully launched internationally last year and is pending approval in the United States. Abbott’s FreeStyle Navigator Continuous Glucose Monitoring System was launched in Europe last year and is under active U.S. FDA review. Also in development is a fully integrated blood glucose monitoring system combining a meter, test strips and lancing capabilities in one device.

•                  m2000 Molecular Diagnostics System — Last year, Abbott received FDA approval for the RealTime HIV-1 viral load test for use on the m2000 molecular diagnostics system. Abbott expects to expand its U.S. menu of infectious disease assays in the future.

Questions & Answers (continued)

Q10)                    What are some mid- and early-stage opportunities in Abbott’s broad-based pipeline?

A10)                      Abbott is advancing leading-edge scientific discoveries in its mid- and early-stage pharmaceutical and medical products pipeline. Following are selected areas of emphasis:

•                  Neuroscience

o        Abbott’s neuroscience pipeline includes several unique approaches for treating a number of diseases including schizophrenia, ADHD, Alzheimer’s disease and pain. Compounds under development target neuronal nicotinic receptors (NNRs), which play a role in regulating pain, memory and other neurological functions.

•                  Oncology

o        In 2007, Abbott announced a collaboration with Genentech to develop and commercialize two Abbott discovered oncology compounds. These include a multi-targeted kinase inhibitor and Bcl-2 family protein antagonist. Both represent promising, unique approaches to treating cancer. Abbott and Genentech will work together on all aspects of research, development and commercialization.

o        Additional oncology compounds in Abbott’s pipeline that are not part of the collaboration include: a PARP-inhibitor, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies; an oral anti-mitotic in Phase II for non-small cell lung cancer and neuroblastoma; and, a biologic anti-tumor agent with a novel mechanism of action.

•                  Hepatitis C

o        Abbott has partnered with Enanta Pharmaceuticals to develop protease inhibitors for the treatment of hepatitis C (HCV), which affects more than 170 million people worldwide. Abbott also has an internal HCV polymerase program in early-stage development.

•                  Bioabsorbable Drug-Eluting Stent

o        Abbott has presented promising data from the world’s first clinical trial (ABSORB) for a fully-bioabsorbable drug-eluting stent (DES) to treat coronary artery disease. The bioabsorbable DES is designed to be slowly and completely metabolized by the body over time.